Provident Bancorp, Inc. Reports Earnings for the June 30, 2021 Quarter and Continues Payment of Quarterly Cash Dividends of $0.04 per Share

Company Release – 07/29/2021

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended June 30, 2021 of $3.2 million, or $0.18 per diluted share, compared to $3.3 million, or $0.18 per diluted share, for the three months ended June 30, 2020. Net income for the six months ended June 30, 2021 was $7.5 million, or $0.43 per diluted share, compared to $4.5 million, or $0.25 per diluted share, for the six months ended June 30, 2020.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.04 per share, which will be paid on August  27, 2021 to stockholders of record as of August 13, 2021.

In announcing these results, Dave Mansfield, Chief Executive Officer said, “The development of new technologies and the changing needs of customers has put immense pressure on the banking industry to evolve. Over the past few years our institution has focused on embracing innovation and leveraging new technologies to deliver a better banking experience to businesses who seek digital solutions. By forming new relationships with several digital asset companies and implementing newly developed digital services, we have seen financial benefits in the form of increased non-interest bearing deposits and fee income as well as an expansion in our specialty lending portfolio.  Our Bank is excited to be an active participant in the  evolution of our industry as we continue to seek new ways to challenge the traditional processes of today to transform the customer experience of tomorrow.”

COVID–19 Response

Since the distribution of the first COVID-19 vaccination began in December, additional vaccines have been approved for use and the Company’s market area has progressed through different phases of the vaccine rollout. As larger percentages of the population become fully vaccinated, and warmer weather has begun, there has been an uptick in economic activity, particularly in those industries that had been most heavily impacted by the economic downturn caused by the COVID-19 pandemic.

In December 2020, Congress approved a bill which allocated additional funds to the Small Business Administration (“SBA”) for a second round of Paycheck Protection Program (“PPP”) loans to assist with the economic fallout caused by the COVID-19 pandemic. The SBA, in consultation with the U.S. Treasury department, resumed the PPP in January of 2021 through May 31, 2021.  During the first round of the PPP, which ran from March to August 2020, the Company originated $78.0 million in PPP loans. As of June 30, 2021, the Company has originated an additional $46.0 million under the second round of the PPP.  The Company continues to work with customers who received PPP loans on applying for loan forgiveness, and as of June 30, 2021, of the $124.0 million in PPP loans issued, only $43.3 million remained outstanding with unaccreted fee income totaling $1.7 million.

The Company’s focus has been on meeting the needs of its customers through the height of the pandemic and now through the economic recovery. We continue to maintain close communication with commercial customers, especially in those industries most heavily impacted by the pandemic.  Most loans that were modified under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act have resumed repayment or have been paid off. We have not experienced any significant delinquencies related to these loans that have resumed repayment. As of June 30, 2021, remaining loan modifications that were made under the CARES Act totaled $18.9 million, or 1.4% of total loans, compared to $44.0 million, or 3.3%  of total loans at December 31, 2020.

Financial Results

For the three and six month period ended June 30, 2021,  net interest and dividend increased by $1.6 million, or 12.0%, and increased by $4.4 million, or 17.5%, compared to the three and six months ended June 30, 2020, respectively.  For the three months ended June 30, 2021 interest and dividend income increased $859,000, or 5.9%, to $15.5 million compared to $14.7 million for the same period in 2020. The primary reason for the increase was an increase in average interest earning assets of $211.7 million, partially offset by a decrease in the yield on interest earning assets of 43 basis points to 4.20% for the three months ended June 30, 2021 compared to 4.63% for the same period in 2020.  Also contributing to the increase in net interest and dividend income for the three months ended June 30, 2021 was a decrease in interest expense of $709,000, or 43.8%, to $910,000 compared to $1.6 million for the three months ended June 30, 2020.  Interest expense declined as a result of the rate environment and a lower cost of funds of 43 basis points, to 0.43%, for the three months ended June 30, 2021 compared to 0.86% for the same period in 2020. Net interest and dividend income increased by $4.4 million, or 17.5%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. For the six months ended June 30, 2021, interest and dividend income increased $2.7 million, or 9.3%, to $31.4 million compared to $28.7 million for the same period in 2020. The primary reason for the increase was an increase in average interest earning assets of $271.0 million, partially offset by a decrease in the yield on interest earning assets of 52 basis points to 4.27% for the six months ended June 30, 2021 compared to 4.79% for the same period in 2020. Also contributing to the increase in net interest and dividend income for the six months ended June 30, 2021 was a decrease in interest expense of $1.7 million, or 48.0%, to $1.9 million compared to $3.6 million for the six months ended June 30, 2020. Interest expense declined as a result of the rate environment and a lower cost of funds of 55 basis points, to 0.44% for the six months ended June 30, 2021 compared to 0.99% for the same period in 2020. The decrease in yield on assets and cost of funds for the three and six months ended June 30, 2021, are the result of a decrease in the national rate environment. The decreasing rate environment resulted in a decrease in our net interest margin of 17 basis points to 3.95% from 4.12% for the three months ended June 30, 2021, and 18 basis points to 4.01% from 4.19% for the six months ended June 30, 2021 when compared to the same periods in 2020.

Provision for loan losses of $1.7 million were recognized for the three months ended June 30, 2021 compared to $872,000 for the same period in 2020.  For the six months ended June 30, 2021, a provision of $2.4 million was recognized compared to $4.0 million for the six months ended June 30, 2020. The changes in the provision were based on management’s assessment of economic conditions, including the impact of the COVID-19 pandemic, loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.43%  as of June 30, 2021 compared to 1.39% as of December 31, 2020. The primary reason for the increase was a  $1.3 million loan relationship that was placed on nonaccrual status in the second quarter of 2021 with specific reserves of $956,000. Net charge-offs for the six months ended June 30, 2021 were $1.5 million compared to $657,000 for the same period in 2020. The primary reason for the increase in net charge-offs was the charge-off of a $1.2 million impaired loan that was previously reserved for during the first quarter. During the first quarter, the increases to the allowance were partially offset by a decrease in the provision allocated to mortgage warehouse loan balances resulting from the Bank’s seasoning experience with this line of lending. There were  $227.1 million and $265.4 million in outstanding mortgage warehouse loan balances at June 30, 2021 and December 31, 2020, respectively. Loans in this segment are facility lines to non-bank mortgage origination companies for sale into secondary markets, which typically occurs within 15 days of the loan closure. Due to their short-term nature, these loans are assessed at a lower credit risk and do not carry the same allocation as traditional loans. Included in total loans is $43.3 million in PPP loans originated as part of the CARES Act that we believe have no credit risk due to a government guarantee, therefore we have not provided for losses for these loans. Excluding PPP loans, the allowance for loan losses as a percentage of total loans was 1.48% as of June 30, 2021 compared to 1.43% at December 31, 2020.  The allowance for loan losses as a percentage of non-performing loans was 416.12% as of June 30, 2021 compared to 341.72% as of December 31, 2020. Non-performing loans were $4.7 million, or 0.29% of total assets as of June 30, 2021, compared to $5.4 million, or 0.36% of total assets, as of December 31, 2020. As of June 30, 2021, non-performing loans consist primarily of two commercial relationships totaling $3.3 million.  These loan relationships were evaluated for impairment and specific reserves of $2.8 million were allocated as of June 30, 2021.

Noninterest income increased $399,000, or 56.7%, to  $1.1 million for the three months ended June 30, 2021 compared to $704,000 for the three months ended June 30, 2020. The increase is primarily due to  an increase in other service charges and fees of $177,000, or 67.8%, and an increase in customer service fees on deposit accounts of $169,000, or 64.0%. The increase in other service charges and fees is primarily due to waived fees in 2020 for customers impacted by COVID-19 in addition to a loan payoff charge on a commercial real estate loan. The increase in customer service fees on deposit accounts is primarily due to waived fees in 2020 for customers impacted by COVID-19 in addition to fees generated from the cash vault services for our customers who operate Bitcoin ATMs. For the six months ended June 30, 2021, noninterest income increased $407,000, or 23.7%, to $2.1 million compared to $1.7 million for the six months ended June 30, 2020. This was primarily due to an increase in customer service fees on deposit accounts of $196,000, or 31.8%, and an increase in other service charges and fees of $67,000 or 9.3%. The increase in customer service fees on deposit accounts was primarily due to waived fees in 2020 for customers impacted by COVID-19 in addition to fees generated from the cash vault services for our customers who operate Bitcoin ATMs.  Other service charges and fees increased primarily due to income from a loan payoff charge on a commercial real estate loan partially offset by a decrease in overdraft fee income.  Noninterest income for the six months ended June 30, 2021 also increased due to an increase in bank owned life insurance income of $92,000, or 26.3%, when compared to the same period in 2020 due to the purchase of additional insurance policies in 2020. Other income increased $52,000, or 192.6%  for the six months ended June 30, 2021 primarily due to a one-time incentive payment on a service contract received in the first quarter of 2021.

Noninterest expense increased $1.1 million, or 14.0%, to $9.5 million for the three months ended June 30, 2021 compared to $8.4 million for the three months ended June 30, 2020. The increase is primarily due to an increase in salaries and employee benefits expense,  professional fees, data processing fees and directors’ compensation.  The increase of $905,000, or 15.6%, in salary and employee benefits was primarily due to increased stock-based compensation expense and a higher number of sales and operations positions compared to the same period in 2020. The increase of $102,000, or 27.8%, in professional fees was primarily due to costs paid to third party vendors for program assistance as well as increased legal, and audit and compliance costs. Data processing fees increased $92,000 or 41.4%, primarily due to new contracts for deposit services. Directors’ compensation increased $90,000, or 52.6%, primarily due to increased stock-based compensation expense. For the six months ended June 30, 2021, noninterest expense increased $2.0 million, or 12.4%, to $18.7 million compared to $16.7 million for the six months ended June 30, 2020. The increase is primarily due to an increase in salaries and employee benefits expense, data processing fees, directors’ compensation, professional fees and deposit insurance expenses, partially offset by a decrease in write downs of other assets and receivables. The increase of $2.0 million, or 17.7%, for the six months ended June 30, 2021 when compared to the same period in 2020 in salary and employee benefits was primarily due to stock based compensation expense and a higher number of sales and operations positions compared to the same period in 2020. Data processing fees increased $187,000 or 41.7%, primarily due to new contracts for deposit services. Directors’ compensation increased $150,000, or 41.1%, primarily due to increase stock-based compensation expense. Professional fees increased $147,000, or 19.5%, primarily due to management fees and an increase in audit and compliance costs. Deposit insurance expenses increased $93,000, or 75.0%, primarily due to one-time credits that were recognized in the first quarter of 2020 that resulted in a lower expense. These increases were offset by a decrease in write downs of other assets and receivables of $500,000. In the first quarter of 2020 a write-down of a notes receivable balance was completed after the Company evaluated the collectability and determined that $500,000 was uncollectible.

As of June 30, 2021,  total assets have increased $79.3 million, or 5.3%, to $1.59 billion compared to $1.51 billion at December 31, 2020. The primary reasons for the increase are increases in cash and cash equivalents and net loans. The increase in cash and cash equivalents of $56.6 million, or 67.5% is primarily due to an increase in deposits. Net loans increased $19.8 million, or 1.5%, and were $1.33 billion as of June 30, 2021 compared to $1.31 billion at December 31, 2020. The increase in net loans was due to an increase in commercial loans of $71.8 million, or 12.7% and construction and land development loans of $4.6 million, or 15.9%, partially offset by decreases in mortgage warehouse loans of $38.2 million, or 14.4%, commercial real estate loans of $7.7 million, or 1.8%, residential real estate loans of $6.2 million, or 18.8%, and consumer loans of $2.5 million, or 45.1%.  Our commercial loan growth was primarily due to increases in our specialty lending portfolios. As of June 30, 2021, enterprise value loans increased $17.9 million, or 6.3%, to $304.0 million compared to $286.1 million at December 31, 2020. Renewable energy loans increased $13.8 million, or 37.1%, to $51.0 million compared to $37.2 million at December 31, 2020. Also included in commercial loans at June 30, 2021 and December 31, 2020 were $45.0 million and $15.0 million in loans to crypto companies.

Total liabilities increased $83.6 million, or 6.6%, due to increased deposits. Deposits were $1.32 billion as of June 30, 2021, representing an increase of $84.4 million, or 6.8%, compared to December 31, 2020.  The increase in deposits was due to an increase of $91.9 million, or 16.6%, in NOW and demand deposits, an increase of $42.2 million, or 11.9% in money market accounts, an increase of $2.9 million, or 1.9%, in savings accounts, partially offset by a decrease of $52.6 million, or 29.5%, in time deposits. NOW and demand deposits and money market deposits increased primarily due to funds from the origination of PPP loans and increased deposit balances from new and expanded relationships with digital asset customers, which totaled $94.6 million at June 30, 2021. The increase in savings accounts is primarily caused by increased consumer savings. The decrease in time deposits is primarily due to roll-off of brokered certificates of deposit. In addition, the Bank has increased focused on growing non-interest bearing deposit balances and as of June 30, 2021 non-interest bearing deposits represented 36.6% total deposits compared to 31.0% at December 31, 2020.

As of June 30, 2021, shareholders’ equity was $231.6 million compared to $235.9 million at December 31, 2020,  representing a decrease of $4.3 million, or 1.8%. The decrease was primarily due to the repurchase of 869,301 shares of common stock for  $12.4 million, $1.2 million from dividends paid, and a decrease in other comprehensive income of $59,000, partially offset by net income of $7.5 million,  stock-based compensation expense of $1.3 million and employee stock ownership plan shares earned of $647,000.

About Provident Bancorp, Inc.

BankProv, legally operating as The Provident Bank, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). BankProv is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets, including cryptocurrency, renewable energy, fin-tech and search fund lending. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS (Bank as a Service) partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the effects of any pandemic; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 603-334-1253

Executive Vice President/CFO

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
	2021	2020
(Dollars in thousands)	(unaudited)
Assets
Cash and due from banks	$17,808	$11,830
Short-term investments	122,576	71,989
Cash and cash equivalents	140,384	83,819
Debt securities available-for-sale (at fair value)	32,597	32,215
Federal Home Loan Bank stock, at cost	785	895
Loans, net of allowance for loan losses of $19,412 and $18,518 as of
June 30, 2021 and December 31, 2020, respectively	1,334,635	1,314,810
Bank owned life insurance	37,126	36,684
Premises and equipment, net	14,471	14,716
Accrued interest receivable	5,821	6,371
Right-of-use assets	4,180	4,258
Other assets	15,107	12,013
Total assets	$1,585,106	$1,505,781

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$484,066	$383,079
Interest-bearing	837,723	854,349
Total deposits	1,321,789	1,237,428
Long-term borrowings	13,500	13,500
Operating lease liabilities	4,438	4,488
Other liabilities	13,771	14,509
Total liabilities	1,353,498	1,269,925
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
18,246,136 and 19,047,544 shares issued and outstanding
at June 30, 2021 and December 31, 2020, respectively	182	191
Additional paid-in capital	128,666	139,450
Retained earnings	110,752	104,508
Accumulated other comprehensive income	999	1,058
Unearned compensation - ESOP	(8,991)	(9,351)
Total shareholders' equity	231,608	235,856
Total liabilities and shareholders' equity	$1,585,106	$1,505,781

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
(Dollars in thousands, except per share data)	(unaudited)
Interest and dividend income:
Interest and fees on loans	$15,298	$14,391	$30,995	$28,151
Interest and dividends on debt securities available-for-sale	186	259	355	517
Interest on short-term investments	29	4	52	75
Total interest and dividend income	15,513	14,654	31,402	28,743
Interest expense:
Interest on deposits	839	1,443	1,750	3,089
Interest on borrowings	71	176	141	547
Total interest expense	910	1,619	1,891	3,636
Net interest and dividend income	14,603	13,035	29,511	25,107
Provision for loan losses	1,669	872	2,422	3,971
Net interest and dividend income after provision for loan losses	12,934	12,163	27,089	21,136
Noninterest income:
Customer service fees on deposit accounts	433	264	812	616
Service charges and fees - other	438	261	788	721
Bank owned life insurance income	223	171	442	350
Other income	9	8	79	27
Total noninterest income	1,103	704	2,121	1,714
Noninterest expense:
Salaries and employee benefits	6,704	5,799	13,181	11,201
Occupancy expense	417	429	829	870
Equipment expense	127	144	249	281
Deposit insurance	111	93	217	124
Data processing	314	222	635	448
Marketing expense	81	71	118	135
Professional fees	469	367	900	753
Directors' compensation	261	171	515	365
Software depreciation and implementation	241	238	487	438
Write down of other assets and receivables	—	—	—	500
Other	803	827	1,610	1,552
Total noninterest expense	9,528	8,361	18,741	16,667
Income before income tax expense	4,509	4,506	10,469	6,183
Income tax expense	1,343	1,256	3,006	1,702
Net income	$3,166	$3,250	$7,463	$4,481
Earnings per share:
Basic	$0.19	$0.18	$0.44	$0.25
Diluted	$0.18	$0.18	$0.43	$0.25
Weighted Average Shares:
Basic	16,778,698	18,150,106	17,019,889	18,131,421
Diluted	17,338,662	18,179,858	17,442,411	18,197,646

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended June 30,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans	$1,302,699	$15,298	4.70%	$1,207,921	$14,391	4.77%
Short-term investments	140,985	29	0.08%	18,915	4	0.08%
Debt securities available-for-sale	33,798	183	2.17%	38,503	219	2.28%
Federal Home Loan Bank stock	843	3	1.42%	1,323	40	12.09%
Total interest-earning assets	1,478,325	15,513	4.20%	1,266,662	14,654	4.63%
Non-interest earning assets	70,357			59,271
Total assets	$1,548,682			$1,325,933
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$151,381	56	0.15%	$129,753	77	0.24%
Money market accounts	375,537	447	0.48%	281,457	516	0.73%
NOW accounts	157,845	89	0.23%	126,023	113	0.36%
Certificates of deposit	142,258	247	0.69%	160,295	737	1.84%
Total interest-bearing deposits	827,021	839	0.41%	697,528	1,443	0.83%
Borrowings	13,500	71	2.10%	53,438	176	1.32%
Total interest-bearing liabilities	840,521	910	0.43%	750,966	1,619	0.86%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	452,766			324,296
Other noninterest-bearing liabilities	18,731			15,659
Total liabilities	1,312,018			1,090,921
Total equity	236,664			235,012
Total liabilities and
equity	$1,548,682			$1,325,933
Net interest income		$14,603			$13,035
Interest rate spread (1)			3.77%			3.77%
Net interest-earning assets (2)	$637,804			$515,696
Net interest margin (3)			3.95%			4.12%
Average interest-earning assets to
interest-bearing liabilities	175.88%			168.67%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended June 30,
	2021			2020
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate	Balance	Paid	Rate
Assets:
Interest-earning assets:
Loans	$1,310,127	$30,995	4.73%	$1,138,223	$28,151	4.95%
Short-term investments	126,671	52	0.08%	19,045	75	0.79%
Debt securities available-for-sale	32,578	348	2.14%	39,767	457	2.30%
Federal Home Loan Bank stock	869	7	1.61%	2,242	60	5.35%
Total interest-earning assets	1,470,245	31,402	4.27%	1,199,277	28,743	4.79%
Non-interest earning assets	68,269			58,227
Total assets	$1,538,514			$1,257,504
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$151,378	111	0.15%	$125,430	182	0.29%
Money market accounts	375,309	924	0.49%	268,669	1,221	0.91%
NOW accounts	155,582	187	0.24%	125,155	268	0.43%
Certificates of deposit	154,256	528	0.68%	147,057	1,418	1.93%
Total interest-bearing deposits	836,525	1,750	0.42%	666,311	3,089	0.93%
Borrowings	13,500	141	2.09%	66,154	547	1.65%
Total interest-bearing liabilities	850,025	1,891	0.44%	732,465	3,636	0.99%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	432,670			275,368
Other noninterest-bearing liabilities	18,361			15,694
Total liabilities	1,301,056			1,023,527
Total equity	237,458			233,977
Total liabilities and
equity	$1,538,514			$1,257,504
Net interest income		$29,511			$25,107
Interest rate spread (1)			3.83%			3.80%
Net interest-earning assets (2)	$620,220			$466,812
Net interest margin (3)			4.01%			4.19%
Average interest-earning assets to
interest-bearing liabilities	172.96%			163.73%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets

Provident Bancorp, Inc.

Select Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
(unaudited)
Performance Ratios:
Return on average assets (1)	0.82%	0.98%	0.97%	0.71%
Return on average equity (1)	5.35%	5.53%	6.29%	3.83%
Interest rate spread (1) (3)	3.76%	3.77%	3.83%	3.80%
Net interest margin (1) (4)	3.95%	4.12%	4.01%	4.19%
Non-interest expense to average assets (1)	2.46%	2.52%	2.44%	2.65%
Efficiency ratio (5)	60.66%	60.86%	59.25%	62.14%
Average interest-earning assets to
average interest-bearing liabilities	175.88%	168.67%	172.96%	163.73%
Average equity to average assets	15.28%	17.72%	15.43%	18.61%

	At	At	At
	June 30,	December 31,	June 30,
	2021	2020	2020
Asset Quality
Non-accrual loans:
Commercial real estate	$114	$—	$20,865
Commercial	3,615	4,198	4,309
Residential real estate	923	1,156	844
Construction and land development	—	—	—
Consumer	13	65	21
Mortgage warehouse	—	—	—
Total non-accrual loans	4,665	5,419	26,039
Accruing loans past due 90 days or more	—	—	—
Other real estate owned	—	—	—
Total non-performing assets	$4,665	$5,419	$26,039
Asset Quality Ratios
Allowance for loan losses as a percent of total loans (2)	1.43%	1.39%	1.34%
Allowance for loan losses as a percent of non-performing loans	416.12%	341.72%	65.89%
Non-performing loans as a percent of total loans (2)	0.34%	0.41%	2.03%
Non-performing loans as a percent of total assets	0.29%	0.36%	1.84%
Non-performing assets as a percent of total assets (6)	0.29%	0.36%	1.84%
Capital and Share Related
Stockholders' equity to total assets	14.6%	15.7%	16.7%
Book value per share	$12.69	$12.38	$12.14
Market value per share	$16.31	$12.00	$7.86
Shares outstanding	18,246,136	19,047,544	19,472,310

(1)	Annualized
(2)	Loans are presented before the allowance but include deferred costs/fees.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.